EXHIBIT 10.2

                 EXECUTIVE EMPLOYMENT AGREEMENT

          THIS AGREEMENT is made as of the 1st day of January, 1995, by and among PENNS WOODS BANCORP, INC. ("Penns Woods"), a Pennsylvania business corporation, JERSEY SHORE STATE BANK ("Jersey Shore"), a Pennsylvania state banking institution and a wholly-owned subsidiary of Penns Woods, and THEODORE H. REICH, an adult individual (the "Executive").

          WHEREAS, Penns Woods desires to employ the Executive as its President and Chief Executive Officer and Jersey Shore desires that the Executive serve as Jersey Shore's President and Chief Executive Officer under the terms and conditions set forth herein; and

          WHEREAS, the Executive desires to serve Penns Woods and Jersey Shore in an executive capacity under the terms and conditions set forth in this Agreement;

          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and intending to be legally bound hereby, the parties agree as follows:

          1. TERMS OF EMPLOYMENT. Penns Woods and Jersey Shore shall hereby employ the Executive and the Executive hereby accepts employment with Penns Woods and Jersey Shore for a term of three (3) years beginning on January 1, 1995, and terminating on December 31, 1997, subject, however, to prior termination of this Agreement as set forth below. Furthermore, on the first anniversary date of this Agreement, the term hereof shall be extended for another twelve (12) full calendar months, and upon each subsequent anniversary date thereafter the term of this Agreement shall likewise be extended for an additional twelve
(12) full calendar months. Each such extension of the term of this Agreement shall be automatic and reoccurring without further notice unless Penns Woods or Jersey Shore provides the Executive written notice of its intention not to extend this Agreement, which written notice must be given by Penns Woods or the Executive not less than thirty (30) days before an applicable anniversary date.

          2.   POSITION AND DUTIES.  The Executive shall serve as
(a) the President and Chief Executive Officer of Penns Woods and of Jersey Shore reporting only to the Boards of Directors of Penns Woods and Jersey Shore, and (b) as a director and Chairman of the Board of Directors of Penns Woods and Jersey Shore. The Executive shall have supervision and control over, and responsibility for, the general management and operation of Penns Woods and Jersey Shore, and shall have such other powers and duties as may from time to time be prescribed by the Boards of Directors of Penns Woods and Jersey Shore, provided that such powers and duties are consistent with the Executive's position as
<PAGE 1> the President and Chief Executive Officer in charge of the general management of Penns Woods and Jersey Shore.

          3. ENGAGEMENT IN OTHER EMPLOYMENT. The Executive shall devote all of his working time, ability and attention to the business of Penns Woods and Jersey Shore during the term of this Agreement. The Executive shall notify the Boards of Directors of Penns Woods and Jersey Shore in writing and receive written approval from Penns Woods and Jersey Shore before the Executive engages in any other business or commercial activities, duties or pursuits, including, but not limited to, directorships of other companies. Under no circumstances may the Executive engage in any business or commercial activities, duties or pursuits which compete with the business or commercial activities of Penns Woods or Jersey Shore, nor may the Executive serve as a director or officer or in any other capacity in a business or commercial activity which competes with Penns Woods or Jersey Shore. Executive shall not be precluded, however, from engaging in voluntary or philanthropic endeavors, or acquiring, for investment purposes only, securities of a corporation, partnership, or other entity that competes with Penns Woods, so long as such activities are not in conflict with or detrimental to the Executive's duties under the Agreement.

          4.   COMPENSATION.

               (a) ANNUAL DIRECT SALARY: As compensation for services rendered to Penns Woods and Jersey Shore under this Agreement, the Executive shall be entitled to receive from Penns Woods or Jersey Shore an annual direct salary of One Hundred Sixty Thousand Dollars ($160,000) per year (the "Annual Direct Salary"), payable in substantially equal weekly installments (or at such other intervals as is in accordance with Jersey Shore's executive payroll policy) prorated for any partial employment period. The Annual Direct Salary shall be reviewed annually, no later than December 15 of each calendar year and shall be subject to an annual adjustment as may be set by the Board of Directors of Penns Woods and Jersey Shore taking into account the position and duties of the Executive and the performance of Penns Woods and Jersey Shore under the Executive's leadership. Notwithstanding the foregoing, the Annual Direct Salary shall not be reduced below One Hundred Thousand Dollars ($100,000), without Executive's consent.

               (b) BONUS. The Boards of Directors of Penns Woods and/or Jersey Shore in their sole discretion may provide for payment of a periodic bonus to the Executive in such an amount or nature as either may deem appropriate to provide incentive to the Executive and to reward the Executive for his performance. The bonus may take the form of cash or noncash compensation or any other form of compensation which the Board may elect to pay, including the issuance of options to acquire shares of common stock of Penns Woods.
  <PAGE 2>
               (c)  DIRECTOR FEES.  The Executive shall be
entitled to director's fees or other compensation as paid to other members of the Board of Directors of Penns Woods and/or Jersey Shore which compensation shall be in addition to the Annual Direct Salary, above. The Executive agrees to serve on any committee of the Board of Directors of Penns Woods and/or Jersey Shore or any subsidiary of either without any additional compensation or fees; provided, however, that in no event shall the Executive be required to serve on more than three committees at any one time.

          5.   FRINGE BENEFITS, VACATION, EXPENSES, AND
PERQUISITES.

               (a) EMPLOYEE BENEFIT PLANS. The Executive and with respect to any medical, health, dental or similar plan, the Executive's spouse shall be entitled to participate in or receive benefits under all Penns Woods and Jersey Shore employment benefit plans including, but not limited to, any pension plan, profit-sharing plan, medical, health or dental plan, savings plan, life insurance plan or disability insurance plan as made available by Penns Woods or Jersey Shore to its senior executive officers, subject to and in accordance with the terms, conditions and overall administration of such plans and arrangements.

               (b) VACATION, HOLIDAYS, SICK DAYS AND PERSONAL DAYS. The Executive shall be entitled to the same number of paid vacation days in each calendar year as paid to other senior executive officers of Jersey Shore (pro rated in any calendar year during which the Executive is employed hereunder for less than the entire year in accordance with the number of days in such calendar year during which he is so employed over 360 days). The Executive shall also be entitled to the same number of paid holidays, sick days and personal days provided by Jersey Shore to its senior executive officers.

               (c) BUSINESS EXPENSES. During the term of his employment hereunder, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and procedures established by the Boards of Directors of Penns Woods and/or Jersey Shore for its senior executive officers) in performing services hereunder, provided that the Executive properly accounts for such expenses in accordance with Penns Woods' and/or Jersey Shore's policy.

               (d) AUTOMOBILE. The Executive shall be entitled to the use of an automobile, the make and model of which shall be determined by the Board of Directors of Penns Woods and shall be purchased or leased by Jersey Shore. The Executive shall also be entitled to reimbursement for all operating expenses of the automobile, including, but not limited to, oil, gasoline, maintenance, repairs and insurance. The use of the automobile shall be limited to the Executive, his spouse, authorized Jersey Shore personnel, or a designated driver in the event of an emergency. <PAGE 3>

               (e) MEMBERSHIP DUES. While serving as President and Chief Executive Officer of Penns Woods and Jersey Shore, Executive shall be reimbursed for membership dues to the Clinton County Country Club and the Ross Club, along with such other reasonable dues as are approved by the Board of Directors of Penns Woods or Jersey Shore.

          6. ADDITIONAL POSITIONS. The Executive agrees to serve without additional compensation, if elected or appointed to one or more offices of Penns Woods or Jersey Shore, and/or to one or more offices or as a director of any of Penns Woods' and/or Jersey Shore's subsidiaries; provided that, such offices are consistent with the Executive's position as President and Chief Executive Officer of Penns Woods and Jersey Shore; and provided further, that the Executive shall not be required to serve in more than two additional offices at any one time.

          7. DIRECTOR AND OFFICER LIABILITY INSURANCE; INDEMNIFICATION. Penns Woods shall provide the Executive (including his heirs, executors, and administrators) with coverage under a standard directors' and officers' liability insurance policy, at Penns Woods' expense, in amounts consistent with amounts provided by peer institutions to their directors and officers, and shall indemnify him as both a director and as an officer (and his heirs, executors, and administrators) to the fullest extent permitted under Pennsylvania law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit, or proceeding in which he may be involved by reason of his having been an officer or director of Penns Woods or Jersey Shore (whether or not he continues to be such an officer or director at the time of incurring such expenses or liabilities). Such expenses and liabilities shall include, but not be limited to, judgments, court costs, and attorneys' fees, and the costs of reasonable settlements.

          8. UNAUTHORIZED DISCLOSURE. During and after the term of his employment hereunder, the Executive shall not, without the written consent of the Board of Directors of Penns Woods or a person authorized thereby, disclose to any person, other than an employee of Penns Woods or Jersey Shore or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive of Penns Woods or Jersey Shore, any confidential information obtained by him while in the employ of Penns Woods or Jersey Shore with respect to any of Penns Woods' or Jersey Shore's services, products, improvements, formulas, designs or styles, processes, customers, methods of business or any business practices the disclosure of which could be or will be materially damaging to Penns Woods or Jersey Shore provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive or any person with the assistance, consent or direction of the Executive) or any information of a type not otherwise considered confidential by persons engaged in
<PAGE 4> the same business or a business similar to that
conducted by Penns Woods or Jersey Shore or any information that the Executive is required by law to disclose.

          9. RESTRICTIVE COVENANT. The Executive covenants and agrees that he shall not directly or indirectly, within the market area of Jersey Shore (defined as an area within fifty (50) miles of any office of Jersey Shore in operation as of the date of termination of the Executive), enter into or engage in direct or indirect competition with Penns Woods or Jersey Shore or any subsidiary of Penns Woods or Jersey Shore, either as an individual on his own or as a partner or joint venturer, or as a director, officer, shareholder, employee, agent, independent contractor, lessor or creditor of or for any person, for a period of three (3) years after the date of termination of his employment; provided however, that this section shall be of no force or effect if and to the extent (a) the Executive is terminated by Penns Woods or Jersey Shore for other than Cause (as defined in Paragraph 10(c) hereof) or (b) the Executive terminates his employment for Good Reason (as defined in Paragraph 10(e) hereof). The foregoing restriction shall not be construed to prohibit the ownership by Executive of not more than five percent (5%) of any class of securities of any corporation, partnership or other business entity which is in competition with Penns Woods or Jersey Shore, provided that such ownership represents a passive investment and that neither Executive nor any group of persons controlled by the Executive in any way, either directly or indirectly, manages or exercises control of such corporation, partnership or other business entity, guarantees any of its financial obligations, otherwise takes any part in its business, other than by exercising his rights as a shareholder, or seeks to do any of the foregoing. The existence of any claim or cause of action of the Executive against Penns Woods or Jersey Shore, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Penns Woods or Jersey Shore of this covenant. The Executive agrees that any breach of the restrictions set forth in paragraphs 8 and 9 will result in irreparable injury to Penns Woods or Jersey Shore for which it shall have no adequate remedy at law and Penns Woods and Jersey Shore shall be entitled to injunctive relief in order to enforce the provisions hereof. Executive acknowledges and understands that the restrictions placed on his future employment by this paragraph do not prevent him from earning a reasonable living. In the event that this paragraph shall be determined by any court of competent jurisdiction to be unenforceable in part by reason of it being too great a period of time or covering too great a geographical area, it shall be in full force and effect as to that period of time or geographical area determined to be reasonable by the court.
  <PAGE 5>
          10.  TERMINATION.

               (a) The Executive's employment hereunder shall terminate upon his death.

               (b) If the Executive becomes permanently disabled because of sickness, physical or mental disability, or any other reason, Penns Woods or Jersey Shore shall have the option to terminate this Agreement by giving thirty (30) days' prior written notice of termination to the Executive. Executive shall be deemed to have become "disabled" only in the event and at such time as he qualifies (after expiration of any applicable waiting period) to receive benefits for permanent disability under the employee disability insurance benefit plan referred to in paragraph 5(a) above.

               (c) Penns Woods or Jersey Shore may terminate the Executive's employment hereunder for Cause. For purposes of this Agreement, Penns Woods or Jersey Shore shall have "Cause" to terminate the Executive's employment hereunder upon: (i) a documented repeated and willful failure by the Executive to perform his duties, but only after written demand and only if termination is effected by action taken by a vote of at least 80% of the nonofficer directors of Penns Woods and Jersey Shore then in office, (ii) his unappealable conviction of a felony, or
(iii) the issuance by the federal regulators of both Penns Woods and Jersey Shore of unappealable orders to the effect that he be permanently discharged. For purposes of this definition, no act or failure to act on the part of the Executive shall be considered "willful" unless done or omitted not in good faith and without reasonable belief that the action or omission was in the best interest of Penns Woods, Jersey Shore or any of their subsidiaries.

               (d) The Executive may terminate his employment hereunder at any time upon the earlier of: (i) sixty days prior written notice to the Boards of Directors of Penns Woods and Jersey Shore or (ii) the hiring of a successor to the Executive.

               (e) The Executive may terminate his employment hereunder at any time for Good Reason. The term "Good Reason" shall mean: (i) any assignment to the Executive, without his consent, of any duties other than those contemplated by, or any limitation of the powers of the Executive not contemplated by, paragraphs 2 and 6 hereof, after notice from the Executive to Penns Woods and Jersey Shore that such assignment or limitation of the Executive's powers constitutes Good Reason and the failure to cure such situation within thirty (30) days of said notice;
(ii) any removal of the Executive from any of the positions indicated in paragraph 2 hereof, except in connection with termination of the Executive's employment for Cause; (iii) the failure of Penns Woods or Jersey Shore to comply with paragraph 5 hereof after notice from the Executive of such failure and Penns Woods' or Jersey Shore's failure to cure within thirty (30) days of said notice; or (iv) any reduction in Executive's Annual
<PAGE 6> Direct Salary below $100,000 per year, unless the
Executive consents to such reduction.

          11.  PAYMENTS UPON TERMINATION.

               (a) If the Executive dies while he is employed under this Agreement and is survived by a spouse, Penns Woods or Jersey Shore shall pay to the surviving spouse a lump sum payment equal to the highest of the Annual Direct Salaries paid to the Executive over the three calendar years preceding his termination due to his death, but in any event not less than One Hundred Sixty Thousand Dollars ($160,000), within sixty days after such termination.

               Further, within thirty (30) days following the death of the Executive, Penns Woods and Jersey Shore shall make a lump sum payment to the surviving spouse in an amount sufficient for the spouse to obtain health and medical insurance coverage, at the same aggregate benefit levels provided by Penns Woods and/or Jersey Shore to the Executive and his spouse immediately prior to his termination and at no out-of-pocket or tax cost to her, for a period of three years following the date of the Executive's termination. In the event the Executive dies while he is employed under this Agreement and is not survived by a spouse Penns Woods or Jersey Shore shall make the payments referred to in the preceding paragraph directly to his estate.

               (b) If the Executive's employment is terminated because of a disability pursuant to Section 10(b) hereof, Penns Woods or Jersey Shore shall pay to the Executive annually an amount equal to his Annual Direct Salary in effect immediately prior to the date of the Executive's termination because of a disability, pursuant to Section 10(b) hereof, for a period of three years, beginning on the date of such termination; provided however that such payments shall be reduced by the sum of (i) the amount of any benefits to which the Executive may be entitled with respect to the same period under any disability plan of Penns Woods or Jersey Shore and (ii) the disability benefits payable under any government regulated plan including workers' compensation benefits. The frequency and manner of payment of such amounts shall be in accordance with Jersey Shore's executive payroll practices from time to time in effect.

               Further, within 30 days following the Executive's termination as the result of a disability and on each anniversary date thereof until the later of (a) the death of the Executive or
(b) three years following the date of the Executive's termination, Penns Woods and Jersey Shore shall make a lump sum payment to the Executive in an amount sufficient for the Executive and the spouse to obtain health and medical insurance coverage, at the same aggregate benefit levels provided by Penns Woods and/or Jersey Shore to the Executive and his spouse immediately prior to his termination and at no out-of-pocket or tax cost to them, for the then fiscal year. In the event the Executive dies following his termination due to disability and he
<PAGE 7> is survived by a spouse, the compensation and benefits, including medical and health benefits, remaining to be paid and provided above shall be unaffected by his death and shall be paid and provided to her. In the event the Executive dies following his termination due to disability and he is not survived by a spouse, (i) Penns Woods or Jersey Shore shall thereafter make the payments referred to in the preceding paragraph directly to his estate, and (ii) Penns Woods' and Jersey Shore's obligations to provide continued benefits shall terminate.

               (c)  If the Executive's employment shall be
terminated for Cause pursuant to Section 10(c) hereof, or by the Executive for other than Good Reason pursuant to Section 10(c) hereof, Jersey Shore shall pay the Executive or his fiduciary in one lump sum his full Annual Direct Salary through the date of termination at the rate in effect at the time of termination and any incentive compensation earned but not paid through the date of termination and Penns Woods and Jersey Shore shall have no further obligation to the Executive under this Agreement.

               (d)  If the Executive shall terminate his
employment for Good Reason pursuant to Section 10(d) hereof or if Penns Woods or Jersey Shore shall terminate the Executive for other than Cause, Penns Woods or Jersey Shore shall pay to the Executive annually for a period of three years following the date of termination: (a) an amount equal to the highest of the Annual Direct Salaries paid to the Executive over the three years preceding the date of his termination for Good Reason but in any event not less than One Hundred Sixty Thousand Dollars ($160,000); and (b) an amount equal to the average of the three highest annual cash bonuses paid to the Executive by Penns Woods or Jersey Shore over the five years preceding the date of his termination for Good Reason.

               Further, within 30 days following the termination of the Executive for Good Reason or by Penns Woods or Jersey Shore for other than Cause, Penns Woods or Jersey Shore shall make a lump sum payment to the Executive in an amount sufficient for the Executive and his spouse to obtain health and medical insurance coverage, at the same aggregate benefit levels provided by Penns Woods and Jersey Shore immediately prior to his termination and at no out-of-pocket or tax cost to them, for a period of three years following the date of termination for Good Reason or for other than Cause. In the event the Executive dies during the three-year period immediately following his termination for Good Reason or for other than Cause and he is survived by a spouse, the compensation payable to the Executive and the medical and health benefits payable to his spouse remaining to be paid, shall be unaffected by his death and shall be paid and provided to her. In the event the Executive dies during the three-year period immediately following his termination for Good Reason and he is not survived by a spouse,
(i) Penns Woods and Jersey Shore shall thereafter make the remaining payments referred to in the preceding paragraph
<PAGE 8> directly to his estate, and (ii) Penns Woods' and Jersey
Shore's obligations to provide continued benefits shall terminate.

          12. Golden Parachute Payment Reduction. It is the intention of the parties that the severance payments under
Section 10(d) of this Agreement shall not constitute "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and any regulations thereunder. If the independent accountants acting as auditors for Penns Woods on the date of a Change in Control (as defined below) (or another accounting firm designated by them) determine that the severance payments under this Agreement constitute "excess parachute payments," the payments may be reduced to the maximum amount which may be paid without the payments being "excess parachute payments." The determination shall take into account (i) whether the payments are "parachute payments" under
Section 280G and, if so, (ii) the amount of payments under this Agreement that constitutes reasonable compensation under
Section 280G. Nothing contained in this Agreement shall prevent Penns Woods or Jersey Shore after a Change of Control from agreeing to pay the Executive compensation or benefits in excess of those provided in this Agreement. For purposes of this section, a "Change of Control" shall be deemed to have occurred if: (a) any "person," including a "group" as determined in accordance with the Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act"), is or becomes the beneficial owner, directly or indirectly, of securities of Penns Woods and/or Jersey Shore representing 30 percent or more of the combined voting power of Penns Woods' and/or Jersey Shore's then outstanding securities; (b) as a result of, or in connection with, any tender offer or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a "Transaction"), the persons who were directors of Penns Woods and/or Jersey Shore before the Transaction shall cease to constitute a majority of the Board of Directors of Penns Woods and/or Jersey Shore or any successor to Penns Woods and/or Jersey Shore; (c) Penns Woods and/or Jersey Shore is merged or consolidated with another corporation and as a result of the merger or consolidation less than 70 percent of the outstanding voting securities of the surviving or resulting corporation shall then be owned in the aggregate by the former stockholders of Penns Woods and/or Jersey Shore, other than (x) affiliates within the meaning of the Exchange Act or (y) any party to the merger or consolidation;
(d) a tender offer or exchange offer is made and consummated for the ownership of securities of Penns Woods representing 30 percent or more of the combined voting power of Penns Woods' then outstanding voting securities; and (e) Penns Woods and/or Jersey Shore transfers substantially all of its assets to another corporation which is not a wholly-owned subsidiary of Penns Woods and/or Jersey Shore.

          13. DAMAGES FOR BREACH OF CONTRACT. In the event of a breach of this Agreement by either Penns Woods, Jersey Shore or
<PAGE 9> the Executive resulting in damages to another party to this Agreement, that party may recover from the party breaching the Agreement only those damages as set forth herein.

          14. ARBITRATION. To the extent permitted by applicable law, any controversy or dispute arising out of or relating to this Agreement, or any alleged breach hereof, shall be settled by arbitration in the City of Williamsport, Pennsylvania, in accordance with the rules of the American Arbitration Association then in existence (to the extent such rules are not inconsistent with the provisions of this Agreement), it being understood and agreed that the arbitration panel shall consist of three individuals acceptable to the parties hereto. In the event that the parties cannot agree on three arbitrators within 20 days following receipt by one party of a demand for arbitration from another party, then the Executive and Penns Woods shall each designate one arbitrator and the two arbitrators selected shall select the third arbitrator. The arbitration panel so selected shall convene a hearing no later than 90 days following the selection of the panel. The arbitration award shall be final and binding upon the parties, and judgment may be entered thereon in the Pennsylvania Court of Common Pleas or in any other court of competent jurisdiction. If the Executive obtains an award which enforces a right or benefit under this Agreement, Penns Woods or Jersey Shore shall pay to the Executive all reasonable legal fees and expenses incurred by the Executive in seeking to obtain or enforce such rights or benefits.

          15. MITIGATION. The Executive shall not be required to mitigate the amount of any compensation or benefits which may become payable hereunder by reason of his termination by seeking other employment or otherwise, nor, except as otherwise provided in the following sentence or elsewhere herein, shall the amount of any such compensation or benefits be reduced by any compensation or benefits received by the Executive as the result of his employment by another employer. Notwithstanding anything in this Agreement to the contrary, Penns Woods' and Jersey Shore's obligation to provide any medical and health benefits hereunder may be suspended, with the written concurrence of the Executive or, if applicable, his surviving spouse during any period of time that such benefits are being provided by reason of his or her employment.

          16. NOTICE. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when hand-delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

          If to the Executive:     Theodore H. Reich
                                   226 Front Street
                                   Jersey Shore, PA  17740
  <PAGE 10>
          If to Penns Woods:       Board of Directors
                                   Penns Woods Bancorp, Inc.
                                   300 Market Street
                                   P.O. Box 967
                                   Williamsport, PA  17701

          If to Jersey Shore:      Board of Directors
                                   Jersey Shore State Bank
                                   300 Market Street
                                   P.O. Box 967
                                   Williamsport, PA  17701

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

          17. SUCCESSORS. This Agreement shall inure to the benefit of and be binding upon the Executive, Penns Woods and Jersey Shore and any of their successors or assigns, provided however, that the Executive may not commute, anticipate, encumber, dispose or assign any payment except as set forth herein.

          18. SEVERABILITY. If any provision of this Agreement is declared unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

          19. AMENDMENT. This Agreement may be amended or cancelled only by mutual agreement of the parties in writing.

          20. LAW GOVERNING. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

          21. HEADINGS. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

          22. ENTIRE AGREEMENT. This Agreement supersedes any and all agreements, either oral or in writing, between the parties with respect to the employment of the Executive by Penns Woods or Jersey Shore, and this Agreement contains all the covenants and agreements between the parties with respect to the employment.

          IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be duly executed in their respective names and, in the case of Penns
<PAGE 11> Woods and Jersey Shore, by their authorized
representatives the day and year above mentioned.

ATTEST:                       PENNS WOODS BANCORP, INC.


                              By
     Secretary


ATTEST:                       JERSEY SHORE STATE


                              By
     Secretary


WITNESS:


                                                           (SEAL)
                              Theodore H. Reich  <PAGE 12>